                                   EXHIBIT 23

                          INDEPENDENT AUDITOR'S CONSENT




The Board of Directors
Oxford Health Plans, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 33-92006 and 333-2464) on Form S-3 and the registration statements (Nos. 33-70908, 33-49738, 33-94242 and 333-988) on Form S-8 of Oxford Health Plans,
Inc. of our report dated February 18, 1997 relating to the consolidated balance sheets of Oxford Health Plans, Inc. and subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of earnings, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-K of Oxford Health Plans, Inc.

                                                           KPMG Peat Marwick LLP



New York, New York
March 17, 1997

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